EXHIBIT 10.51

DEFERRED COMPENSATION PLAN
(Max L. Pinegar – 2000)

THIS DEFERRED COMPENSATION PLAN (hereinafter referred to as “Plan”) is entered into effective this 16th day of October, 2000, by and between Nu Skin International, Inc., a Utah corporation, hereinafter called “Company” and by Max L. Pinegar, hereinafter called “Employee”.

WITNESSETH:

FOR AND IN CONSIDERATION of the mutual covenants, promises and conditions herein contained, the parties agree as follows:

1.    TERM OF PLAN.    This Plan shall become effective as of the above date and shall remain in effect until the entire amount of the Deferred Compensation Trust (hereinafter referred to as “Compensation Trust”) has been distributed to the Employee or his designated beneficiary. Employee hereby accepts this Plan and agrees to serve at the discretion of the Company and to devote his full time and talents to the business conducted by the Company.

2.    OTHER AGREEMENTS, SUPERSEDURE.    This Plan shall not supersede any other contract of employment, whether written or oral, between the Company and Employee. However, any article or clause of any other contract which may be in conflict with this Plan shall be deemed amended by this Plan as herein provided.

3.    COMPENSATION ACCOUNTS AND TRUST.    Upon the execution of this Plan, the Company will establish an Account on the Company’s books for the benefit of Employee (the “Compensation Account”). In addition, the Company shall establish the Compensation Trust to facilitate the performance of its deferred compensation obligation. The Compensation Trust may be amended as convenient or required to permit the inclusion therein of plans similar to the Plan as a “Plan” as defined in the Compensation Trust agreement.

4.    EMPLOYEE CONTRIBUTIONS.    The Employee hereby elects to defer the sum of Three Thousand Eight Hundred Dollars ($3,800.00) per month for each month in which the Employee is employed by the Company (“Employee Contribution”). The Employee Contribution shall be credited by the Company to the Compensation at the times at which the compensation would have been paid except for the deferral election (i.e., if the Employee elects to defer a portion of his normal bi-weekly compensation then the deferred portion shall be credited to the Compensation Account on a bi-weekly basis). For purposes of the fiscal year in which this Plan is first implemented, the election by the Employee shall be made within thirty (30) days after this Plan is effective.

5.    CONTRIBUTIONS TO COMPENSATION TRUST.    On at least an annual basis, the amount in the Compensation Account shall be contributed to the Compensation Trust.

6.    ACCOUNTING.    At the end of each fiscal year the Company shall notify the Employee in writing as to the amount, if any, that has been credited to the Compensation Account, and contributed to the Compensation Trust for the past fiscal year and the total amount held in the Compensation Trust for the benefit of the Employee with the earnings thereon. The accounting shall specify the vested portion of amounts held pursuant to the Plan.

7.    NATURE OF COMPANY’S OBLIGATION.    The Company’s obligations under this Plan shall be an unfunded and unsecured promise to pay. The Company shall not be obligated under any circumstances to fund its financial obligations under this Plan. Any assets which the Company may acquire to help cover its financial liabilities are and remain general assets of the Company subject to the claims of its creditors. Neither the Company nor the Plan created hereby gives the Employee any beneficial ownership interest in any asset of the Company. All rights of ownership in any such assets are and shall remain in the Company. All assets in the Compensation Account and in the Compensation Trust shall always be deemed to be assets of the Company subject to the general creditors of the Company. The Employee shall have no vested right in the Compensation Account or the Compensation Trust. The assets in the Compensation Account and Compensation Trust shall be held pursuant to this Plan and shall remain the sole and exclusive property of the Company and shall be subject to corporate general creditors.

8.    EMPLOYEE RIGHT TO ASSETS.

a.    The rights of the Employee, any Designated Beneficiary of the Employee, or any other person claiming through the Employee under this Plan, shall be solely those of an unsecured general creditor of the Company. The Employee, the Designated Beneficiary of the Employee, or any other person claiming through the Employee, shall have the right to receive those payments specified under this Plan only from the Company, and has no right to look to any specific or special property separate from the Company to satisfy a claim for benefit payments, including but not limited to the Compensation Trust.

b.    The Employee agrees that he, his Designated Beneficiary, or any other person claiming through him shall have no rights or beneficial ownership interest whatsoever in any general asset that the Company may acquire or use to help support its financial obligations under this Plan, including but not limited to the Compensation

Trust. Any such general asset used or acquired by the Company in connection with the liabilities it has assumed under this Plan shall not be deemed to be held under any trust for the benefit of the Employee or his Designated Beneficiary. Nor shall any such general asset be considered security for the performance of the obligations of the Company. Any such asset shall remain a general, unpledged, and unrestricted asset of the Company.

c.    The Employee also understands and agrees that his participation in the acquisition of any such general asset for the Company shall not constitute a representation to the Employee, his Designated Beneficiary, or any person claiming through the Employee that any of them has a special or beneficial interest in such general asset.

9.    RETIREMENT BENEFITS.    At such time as Employee terminates employment with the Company (which time shall hereafter be referred to as “Retirement Date”) the Company will pay a deferred compensation benefit (“Retirement Benefit”) to Employee. The amount of the Retirement Benefit shall be equal to the vested portion of the amount contributed to the Compensation Trust from the Compensation Account together with any earnings thereon as of the Retirement Date of the Employee. The Retirement Benefit shall be paid to Employee in 24 equal monthly installments, with the first payment commencing 30 days after the Employee reaches his Retirement Date. The Company may, in its discretion, accelerate any payments to the Employee and may accelerate vesting of the benefits under the plan. In addition, the Company in its discretion may pay the Retirement Benefit prior to termination of Employee’s employment with the Company. The Company may, in its discretion, accelerate any payments to the Employee and may accelerate vesting of the benefits under the plan.

10.    DISABILITY BENEFITS.    If it is determined using social security standards that the Employee is permanently and totally disabled and unable to continue to perform his duties in the Company, and on the express condition that the Employee has satisfied all of the covenants, conditions and promises contained in this Plan (to the extent applicable) the Company shall pay to the Employee the vested portion of the amount contributed to the Compensation Trust from the Compensation Account together with any earnings thereon as of the date that disability is determined (“Disability Benefit”). The Disability Benefit shall be paid to the Employee in 24 equal monthly installments to commence 30 days after disability is established to the satisfaction of the Company. The Company may, in its discretion, accelerate any payments to the Employee and may accelerate vesting of the benefits under the plan.

11.    DEATH BENEFITS.

a.    Pre-retirement death benefit.    Upon the death of Employee prior to his Retirement Date, a Death Benefit shall be paid to Employee’s estate (or his designated beneficiary) in an amount equal to sum of the following (“Death Benefit”):

(i)    The amount contributed to the Compensation Trust from the Employee Compensation Sub-Account together with any earnings thereon as of the date of the Employee’s death; and

(ii)    The vested portion of the amount contributed to the Compensation Trust from the Compensation Account together with any earnings thereon as of the date of the Employee’s death.

The Death Benefit shall be paid in 24 equal monthly installments to commence 30 days after the death of Employee. The Company may, in its discretion, accelerate any payments due and may accelerate vesting of the benefits under the plan.

b.    Post-retirement death benefit.    If Employee dies after his Retirement Date, the Employee’s estate (or his designated beneficiary) shall be entitled to receive the remaining unpaid vested portion of the Retirement Benefit. The remaining Retirement Benefit shall be paid to the Employee’s estate (or his Designated Beneficiary) on the same basis as it was being paid to the Employee as of Employee’s Retirement Date. The Company may, in its discretion, accelerate any payments due and may accelerate vesting of the benefits under the plan.

12.    VESTING.    Employee’s right to receive the Benefits hereunder shall vest as follows:

1.    The Employee shall be 100% vested in all amounts contributed to the Compensation Account.

2.    Notwithstanding paragraph 12.1 above, Employee shall forfeit all benefits accruing under this Plan if at any time during his employment with the Company, Employee directly or indirectly enters into the employment of or owns any interest in any other company, business or corporation which competes directly or indirectly with the business of the Company, or the Employee allows the association of his name with or renders any service or assistance or advice, whether or not for consideration, to any other corporation, company or business which company, business or corporation is in competition with the Company. The ownership, directly or indirectly, of an interest by Employee in a publicly traded company of less than one percent (1%) of its outstanding common stock shall not cause a forfeiture under this section.

13.    NATURE OF BENEFITS.    It is expressly understood that when Benefits provided for herein are payable, they are payable on account of the past services of Employee and are not payable on account of services to be rendered after the date the Employee retires or terminates. Further, all amounts to be paid hereunder do not depend on Employee serving as a consultant or the Employee serving in any capacity for the Company after the Employee’s Retirement. Benefits payable hereunder are specifically meant to be paid upon the termination, retirement, death or disability of the Employee as deferred compensation.

14.    INVESTMENT DISCRETION.    All amounts contributed to the Contribution Account under this Plan, and any and all earnings thereon may be invested or utilized by the Company as the Company, in its sole and absolute discretion, may determine, including, without limitation, in any aspect of the business or operations of the Company. The Company may exercise this discretion to determine the amount of earnings on any amounts contributed to the Contribution Account for any period.

15.    NONASSIGNABILITY.    It is expressly understood and agreed hereunder that the Benefits derived from this Plan are not subject to attachment for payment of any debts or judgments of Employee and neither Employee nor the Employee’s spouse or heirs shall have any right to transfer, modify, anticipate, encumber, or assign any of the Benefits or rights hereunder. None of the payments which may be due to the Employee shall be transferrable by operation of law in the event the Employee becomes insolvent or bankrupt.

16.    MERGER OR CONSOLIDATION.    In the event the Company shall reorganize, consolidate or merge with any other company this Plan shall become an obligation of the new company or of any company taking over the duties and responsibilities of the Company. The Company agrees that if any of these events occur, Employee may request that a Rabbi trust be established to hold the Benefits.

17.    LIQUIDATION AND INSOLVENCY.    In the event the Company must liquidate due to insolvency or events resulting in an act of bankruptcy, or in the event the Company becomes insolvent and is incapable of paying its bills and obligations, then this Agreement shall terminate and shall be considered as fully and completely discharged.

18.    PAYMENTS TO OTHER PERSONS.    If the Company shall find that any person to whom any payment is to be made under this Plan is unable to care for his affairs because of illness or accident, or is a minor, any Benefit due (unless a prior claim therefor shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any person deemed by the Company to have incurred expenses for such person otherwise entitled to payment, in such manner and proportions as the Company may determine. Any such payment shall be a complete discharge of the liabilities of the Company under this Plan.

19.    LIMITATIONS OF THIS PLAN.    Nothing contained herein shall be construed as conferring upon the Employee the right to continue in the employ of the Company in any capacity.

20.    OTHER BENEFITS DETERMINED BY COMPENSATION.    All amounts credited to the Account under this Plan shall not be deemed to be part of the Employee’s regular annual compensation for the purpose of computing benefits to which he may be entitled under any pension, profit sharing, 401(k) plan or other arrangement of the Company for the benefit of its employees.

21.    BOARD OF DIRECTORS AUTHORITY.    The Board of Directors of the Company shall have full power and authority to interpret, construe and administer and amend prospectively this Plan and the Board’s interpretations and construction hereof and actions hereunder shall be binding and conclusive on all persons for all purposes. No Employee, representative or agent of the Company shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan unless attributable to his own willful misconduct or lack of good faith.

22.    AMENDMENT.    During the lifetime of the employee, this Plan may be amended or revoked at any time, in whole or part, by the mutual written agreement of the parties.

23.    BINDING EFFECT.    This Plan shall be binding upon the parties hereto, their heirs, assigns, successors, executors, administrators and they shall agree to execute any and all instruments necessary for the fulfillment of the terms of this Plan.

24.    APPLICABLE LAW.    This Plan shall be construed in accordance with and governed by the laws of the State of Utah.

IN WITNESS WHEREOF the parties hereto have set their hands the day and year first above written.

COMPANY:

NU SKIN INTERNATIONAL, INC.

By:	/s/ MARK ADAMS
Mark Adams Vice President

EMPLOYEE:

By:	/s/ MAX L. PINEGAR
Max L. Pinegar

BENEFICIARY DESIGNATION

ENDORSEMENT:

The Employee pursuant to that certain Deferred Compensation Plan entered into on the              day of                                 , 2000, by and between Nu Skin International, Inc. and Employee, does hereby designate the following beneficiary:                                     .

EMPLOYEE:

Max L. Pinegar

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